Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
R.J. Reynolds Tobacco Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-58386 and 333-92489) on Form S-3 and (Nos. 333-59690, 333-80595, 333-80597 and 333-83891) on Form S-8 of R.J. Reynolds Tobacco Holdings, Inc. of our report dated January 24, 2002, except as to notes 14 and 22, which are as of February 7, 2002, and note 23, which is as of January 8, 2004, with respect to the consolidated balance sheets of R.J. Reynolds Tobacco Holdings, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2001, amendment to annual report on Form 10-K/A of R.J. Reynolds Tobacco Holdings, Inc.

Our report refers to the restatement of the previously issued 2000 consolidated statement of income for the reclassification of an income tax benefit from continuing operations to discontinued operations.

/s/ KPMG LLP

Greensboro, North Carolina
March 4, 2004